Exhibit 10.11

October 23, 2020

Chris Geberth

Sent via email

Conditional Offer of Employment with Allurion Technologies, Inc.

Dear Chris,

It is with great pleasure that Allurion Technologies offers you the position of CFO. You will be reporting to Shantanu Gaur, CEO, and your start date is scheduled for November 16, 2020.

The main terms of your employment offer are:

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Compensation: You will be paid an annual base salary of $290,000. In addition, you will be eligible for an annual target incentive of 30% in January 2022 dependent on achievement of agreed upon performance goals.

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125,000 Incentive Stock Options to purchase on a standard four year vesting schedule. The Option will be subject to the terms and conditions applicable to options granted under the Company’s Stock Plan. 25% of such shares shall vest 12 months after the vesting start date and the remaining shares shall vest in equal monthly installments over the following 36 months.

•	Eligibility to participate in Company’s extensive benefits programs including health, dental, vision, flexible spending accounts, life insurance, short- and long-term disability.

•	Four weeks (20 days) of vacation annually, along with a generous schedule of Company paid holidays.

•	401(k) plan featuring company match of up to 2% of annual salary.

•	Up to $3,000 tax-free per year for approved educational expenses.

•	Your employment is “at will,” meaning that either you or the Company may end your employment at any time for any reason.

Please note that this offer is contingent upon the following: (1) your providing the Company with documentation establishing your eligibility to work in the United States as required by Federal law; (2) your execution of the attached Non-Competition, Non-Solicitation, and Non-Disclosure Agreement; and (3) a background check satisfactory to the Company.

On your first day, you will be given an orientation by Human Resources. This orientation will include completing employment forms, reviewing fringe benefits, introduction to management and touring the premises. Please bring appropriate documentation for the completion of your new-hire forms, including proof that you are presently eligible to work in the United States for 1-9 Form purposes.

Chris, this is an exciting time for Allurion, and we look forward to having you as part of our team! If you accept the above conditional offer of employment, please sign below and send to: Icooney@allurion.com.

Sincerely,

/s/ Lauren Cooney
Lauren Cooney
Manager, People Operations

Accepted:	Date: